FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report:  December, 1996


                      MAINE PUBLIC SERVICE COMPANY
             (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811















Current Report, Form 8-K for                                   Date of Report:
Maine Public Service Company                                   December, 1996


Item 5.   Other Material Events

          Increased Maine Yankee Operating Expenses

          The Company owns 5% of the Common Stock of the Maine Yankee Atomic Power Company (Maine Yankee), which entitles it to purchase approximately 4.9% of the energy produced by the plant, approximately 35% of the Company's requirements in 1996. As reported in the Company's Form 10-Q dated November 12, 1996, the Nuclear Regulatory Commission conducted an Independent Safety Assessment (ISA) at Maine Yankee. The results of the ISA were released on October 7, 1996 and concluded that although Maine Yankee was in general conformance with its licensing basis, several items of deficient or weak performance existed.

          The ISA report further concluded that the two principal causes for these deficiencies were (1) that economic pressures to be a low-cost power producer had limited resources for taking corrective actions and some improvements; and (2) that lack of a questioning culture resulted in failures to identify or properly correct significant problems in areas Maine Yankee considered of limited safety importance.

          On December 10, 1996, Maine Yankee filed its formal response to the ISA report. In this report, Maine Yankee promised to substantially increase expenditures to address the course of the deficiencies noted in the ISA report, and that the improvements would include physical and operating changes to the Plant, as well as increased staffing, primarily in the engineering and maintenance areas, and other changes.

          Consequently, at a Meeting on December 13, 1996, Maine Yankee's Board of Directors voted to increase the plant's 1997 Operating Budget by approximately $29.8 million for additional employees, training and equipment in order to address the root causes of the deficiencies identified in the ISA. The Company's share of this additional amount will be approximately $1.5 million. As reported in the Company's Form 10-Q dated November 12, 1996, the Company has had in effect since January 1, 1996 a multi-year rate plan under which it has the right to receive specified rate increases through 1999. This plan also includes provisions for additional cost recovery in extraordinary situations such as low earnings or other specifically described circumstances. The Company will continue to access whatever options it may have to recover these additional costs, but, in addition, intends to review during 1997 all cash expenditures, including the level of dividends on the Company's Common Stock.
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Current Report, Form 8-K for                                  Date of Report:
Maine Public Service Company                                  December, 1996


Item 5.   Other Material Events - Continued

          Peoples Heritage Bank v. Maine Public Service Company, U.S. District Court (D. ME) Civil Action No. 95-0180-B

          Reference is made to the Company's Form 10-Q dated November 12, 1996 in which the Company reported that Peoples Heritage Bank had brought civil action against the Company seeking recovery for clean-up costs, damages and attorney's fees incurred because of the release of a hazardous substance (polychlorinated biphenyls) at a site in Presque Isle, Maine. The matter went to hearing on July 22, 1996.

          On December 2, 1996, the Court issued its judgment in this proceeding for the Company and against Peoples Heritage. The Court concluded that Peoples Heritage failed to prove the Company had caused a release of a hazardous substance at the site and credible expert testimony pointed to other causes of contamination.

                                       MAINE PUBLIC SERVICE COMPANY
                                                     Registrant



Dated:   December 18, 1996             Larry E. LaPlante

                                       Larry E. LaPlante, Vice President
                                       Finance, Administration and Treasurer






















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